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Exhibit (e)(10)

SPECIAL TERMINATION AGREEMENT

        THIS SPECIAL TERMINATION AGREEMENT ("Agreement") is made as of the 25th day of May, 2001, between Advanced Neuromodulation Systems, Inc., a Texas corporation (the "Company"), and Stuart B. Johnson, (the "Executive") (together, referred to as the "parties").

        WHEREAS, the Executive is currently serving as the Company's Vice President—Operations;

        WHEREAS, the Executive possesses an intimate knowledge of the business and affairs of the Company, its policies, methods, personnel and plans for the future and has acquired contacts of considerable value to the Company;

        WHEREAS, the Board of Directors of the Company (the "Board") recognizes that the Executive's contribution to the growth and success of the Company has been substantial and wishes to offer an inducement to the Executive to remain in the employ of the Company;

        NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties agree as follows:

        1.     Term. The term of this Agreement shall continue until the earlier of (i) the expiration of the second anniversary of this Agreement (or if there shall be a Change in Control during the Term, the second anniversary of the occurrence of a Change of Control), (ii) the Executive's death, or (iii) the Executive's earlier voluntary retirement (except for those events described in Section 3(a)(3)); provided, however, that, on each anniversary date of this Agreement or any extension, this Agreement, the Term and the periods referenced in Section 3 shall automatically be extended for an additional year unless, not later than 90 calendar days prior to such anniversary date, the Company shall have given written notice to the Executive that it does not wish to have the term extended.

        2.     Definitions.

        (a)   Acquiring Person: An "Acquiring Person" shall mean any person (as defined in Section 2(d)(iv) of this Agreement) that, together with all Affiliates and Associates of such person, is the beneficial owner of 50% or more of the outstanding Common Stock. The term "Acquiring Person" shall not include the Company, any subsidiary of the Company, any employee benefit plan of the Company or subsidiary of the Company, or any person holding Common Stock for or pursuant to the terms of any such plan. For the purposes of this Agreement, a person who becomes an Acquiring Person by acquiring beneficial ownership of 50% or more of the Common Stock at any time after the date of this Agreement shall continue to be an Acquiring Person whether or not such person continues to be the beneficial owner of 50% or more of the outstanding Common Stock.

        (b)   Affiliate and Associate. "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act") in effect on the date of this Agreement.

        (c)   Cause. For "Cause" shall mean that, during the Term, the Executive shall have:

    (i)
    committed an intentional material act of fraud or embezzlement in connection with his duties or in the course of his employment with the Company;

    (ii)
    committed an intentional wrongful disclosure of material secret processes or material confidential information of the Company; or

    (iii)
    been convicted of a felony criminal offense.

    (iv)
    For the purposes of this Agreement, no act, or failure to act, on the part of the Executive shall be deemed "intentional" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

        (d)   Change in Control. A "Change in Control" of the Company shall have occurred if at any time during the term of this Agreement any of the following events shall occur:

    (i)
    any consolidation, merger or other reorganization of the Company in which the Company is merged, consolidated or reorganized into or with another corporation or other legal person or pursuant to which shares of the Company's stock are converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger own more than 50% of the common stock of the surviving corporation or its ultimate parent immediately after the merger;

    (ii)
    any sale, lease, exchange or other transfer (or in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and as a result of such transaction the holders of the Company's common stock immediately prior thereto own more than 50% of the common stock of such transferee or its ultimate parent immediately after such transaction;

    (iii)
    any liquidation or dissolution of the Company or any approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

    (iv)
    any person (including any "person" as such term is used in Section l3(d)(3) or Section l4(d)(2) of the Exchange Act), has become an Acquiring Person;

    (v)
    if at any time, the Continuing Directors then serving on the Board cease for any reason to constitute at least a majority thereof;

    (vi)
    any occurrence that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A or any successor rule or regulation promulgated under the Exchange Act; or

    (vii)
    such other events that cause a change in control of the Company; provided, however, that a Change in Control of the Company shall not be deemed to have occurred as the result of any transaction having one or more of the foregoing effects if such transaction is proposed by, and includes a significant equity participation (i.e., an aggregate of at least 50% of the then outstanding common equity securities of the Company immediately after such transaction which are entitled to vote to elect any class of Directors) of, the executive officers of the Company as constituted immediately prior to the occurrence of such transaction or any Company employee stock ownership plan or pension plan.

        (e)   Code. The "Code" shall mean the Internal Revenue Code of 1986, as amended.

        (f)    Continuing Director. A "Continuing Director" shall mean a Director of the Company who (i) is not an Acquiring Person, an Affiliate or Associate, a representative of an Acquiring Person or nominated for election by an Acquiring Person, and (ii) was either a member of the Board of Directors of the Company on the date of this Agreement or subsequently became a Director of the Company and whose initial election or initial nomination for election by the Company's stockholders was approved by at least two-thirds of the Continuing Directors then on the Board of Directors of the Company.

        (g)   Employment Term. The "Employment Term" shall be the period of employment under this Agreement commencing on the day prior to a Change in Control and continuing until the expiration of this Agreement.

        (h)   Severance Compensation. The "Severance Compensation" shall be a lump sum amount equal to 150% of the sum of (A) the highest annual salary of the Executive in effect at any time during the Employment Term or the salary of the Executive in effect immediately prior to the Change in Control, whichever is the larger amount, plus (B) the amount of the bonus or incentive compensation targeted for payment to the Executive for the fiscal year during which the Change in Control occurs. The Executive shall also receive a job search lump sum payment of $25,000.

        (i)    Termination Date. The "Termination Date" shall be the date upon which the Executive or the Company effectively terminates the employment of the Executive.

        3.     Rights of Executive Upon Change in Control.

        (a)   Subject to paragraph 5 below, the Company shall provide Severance Compensation to the Executive within ten days following the Termination Date (or, if later, ten days after Executive executes the release required under paragraph 5 below) in lieu of compensation to the Executive for periods subsequent to the Termination Date, but without affecting the other rights of the Executive at law or in equity, if any of the following events shall occur:

          (1)   the Company terminates the Executive's employment within two years after a Change of Control during the Term, other than for any of the following reasons;

      (i)
      the Executive dies;

      (ii)
      the Executive becomes permanently disabled and is unable to perform the essential functions of his position (with or without any reasonable accommodation required by law) for a period of 180 consecutive days; or

      (iii)
      for Cause;

          (2)   the Executive's employment is involuntarily terminated by Employer (except for Cause) in anticipation of a Change of Control, during a Change of Control or after a Change of Control during the Term;

          (3)   if Executive terminates his employment, during the Term, after a Change in Control and the occurrence of at least one of the following events:

      (i)
      Executive is assigned duties inconsistent with his position, duties, responsibilities and status with Employer immediately prior to a Change of Control (other than a promotion or advancement), or there is otherwise an adverse change in the nature or scope of the authorities, functions or duties attached to the position with the Company that the Executive had immediately prior to the Change in Control;

      (ii)
      any reduction in the Executive's salary, bonus or incentive compensation (based upon the dollar amount of salary, bonus or incentive compensation that the Executive received from the Company for the fiscal year preceding the year in which the Change in Control occurred or for the fiscal year preceding the year in which the Termination Date occurs, whichever is the larger amount) during the Term or a reduction in scope or value of the aggregate other monetary or non-monetary benefits to which the Executive was entitled from the Company immediately prior to the Change in Control; or

      (iii)
      Executive is required to relocate his principal place of employment by at least fifty (50) miles in order to maintain comparable position, duties, responsibilities and status; provided that Severance Compensation will be paid under this subparagraph (iii) only if Executive provides assistance with respect to transition matters reasonably requested by the Company for up to twelve (12) months from the later of the Change in Control date or the date of the required relocation.

        (b)   If the amounts due to the Executive in connection with a Change in Control under this Agreement (considering amounts due under other agreements, plans or arrangements) would result in an "excess parachute payment" within the meaning of Section 280G of the Code, then the Company shall pay to Executive an additional amount of cash (a "Gross-Up Payment") equal to the amount necessary to cause the amount of the aggregate after-tax compensation and benefits received by the Executive hereunder (after payment of the excise tax under Section 4999 of the Code with respect to any excess parachute payment, and any state and federal income and employment taxes with respect to the Gross-Up Payment) to equal the aggregate after-tax compensation and benefits the Executive would have received if Sections 280G and 4999 of the Code had not been enacted. A nationally recognized public accounting firm selected by the Company shall initially determine, at the Company's expense, whether an "excess parachute payment" will be made to Executive, and if so, the amount of the Gross-Up Payment. In the event of a subsequent claim by the Internal Revenue Service that, if successful, would result in Executive's liability for an excise tax under Section 4999 of the Code in excess of the amount covered by any previous Gross-Up Payment, the Executive shall promptly notify the Company in writing of such claim. If the Company elects to contest such claim, it shall so notify the Executive and shall bear and pay directly or indirectly all costs and expenses of contesting the claim (including additional interest and penalties incurred in connection with such action), and shall indemnify and hold Executive harmless, on an after-tax basis, for any excise, income, or employment tax, including interest and penalties with respect thereto, imposed as a result of the Company's payment of costs of the contest. Executive shall cooperate fully with the Company in the defense of any such IRS claim. If, as a result of the Company's action with respect to a claim, Executive receives a refund of any amount paid by the Company with respect to such claim, Executive shall promptly pay such refund to the Company. In the event the IRS claim is finally determined to result in the imposition of additional excise tax under Section 280G of the Code on Executive, the Company shall make an additional Gross-Up Payment with respect to any such additional excise tax.

        (c)   The payment of Severance Compensation by the Company to the Executive shall not affect any other rights and benefits of the Executive provided by the Company, whether currently or in the future, prior to the Termination Date, which rights shall be governed by the terms thereof. The Company shall provide to the Executive throughout the Employment Term group insurance benefits, retirement benefits, and other benefits substantially similar to those which the Executive was receiving or entitled to receive immediately prior to the Change of Control Date. Such benefits as provided by the Company, however, shall be reduced to the extent comparable benefits are actually received by the Executive during the Employment Term as a result of employment other than with the Company.

        (d)   The Company shall have no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment or benefit to or for the benefit of the Executive provided for in this Agreement.

        (e)   Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment required to be made hereunder on a timely basis, the Company shall pay interest on the amount thereof on demand at an annualized rate of interest equal to 120% of the then applicable Federal rate determined under Section 1274(d) of the Code, compounded semi-annually (but in no event shall such interest exceed the highest lawful rate).

        4.     No Mitigation Required. In the event that this Agreement or the employment of the Executive hereunder is terminated, the Executive shall not be obligated to mitigate his damages nor the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and except for the termination of benefits pursuant to Section 3(d), the acceptance of employment elsewhere after termination shall in no way reduce the amount of Severance Compensation payable hereunder.

        5.     Release. In consideration for the protection and benefits provided for under this Agreement, Employee hereby agrees to execute a release of all claims against the Company or any of its affiliates, directors, officers, employees, agents and benefit plans, in form and substance satisfactory to the Company. Payment of the benefits under Section 3(a) is expressly conditioned on Employee's execution of such release.

        6.     Successors: Binding Agreement.

        (a)   The Company will require any successor and any corporation or other legal person (including any "person" as defined in Section 2(d)(iv) of this Agreement) which is in control of such successor (as "control" is defined in Regulation 230.405 or any successor rule or regulation promulgated under the Securities Act of 1933, as amended) to all or substantially all of the business and/or assets of the Company (by purchase, merger, consolidation or otherwise), by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement by the Company. Notwithstanding the foregoing, any such assumption shall not, in any way, affect or limit the liability of the Company under the terms of this Agreement or release the Company from any obligation hereunder. As used in this Agreement, "Company" shall mean the Company and any successor to its business and/or all or part of its assets which executes and delivers the agreement provided for in this Section 5 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

        (b)   This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

        7.     Notice. The Company shall give written notice to Executive within thirty days after any Change in Control. Failure to give such notice shall constitute a material breach of this Agreement. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or received after being mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Stuart B. Johnson 3112 Pinehurst Plano, Texas 75075
If to the Company:	Advanced Neuromodulation Systems, Inc. 6501 Windcrest Drive, Suite 100 Plano, Texas 75024

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of chance of address shall be effective only upon receipt.

        8.     Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, unless specifically referred to herein with respect to the subject matter of this Agreement have been made be either party which are not set forth expressly in this agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the substantive laws of the State of Texas, without regard to principles of conflicts of law.

        9.     Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        10.   Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        11.   Employment Rights. Nothing implied in this Agreement shall create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company prior to any Change in Control; provided, however, that any termination of employment of the Executive or removal of the Executive as an elected officer of the Company following the commencement of any discussion authorized by the Board of Directors of the Company with a third person that ultimately results in a Change in Control shall be deemed to be a termination or removal of the Executive after a Change in Control for purposes of this Agreement and shall entitle the Executive to all Severance Compensation. Notwithstanding any other provision hereof to the contrary, the Executive may, at any time during the Employment Term, upon the giving of 30 days prior written notice, terminate his employment hereunder. If this Agreement or the employment of the Executive is terminated under circumstances in which the Executive is not entitled to any Severance Compensation, the Executive shall have no further obligation or liability to the Company hereunder or otherwise with respect to his prior or any future employment by the Company.

        12.   Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling; provided, however, that no withholding pursuant to Section 4999 of the Code shall be made unless, in the opinion of tax counsel selected by the Company's independent accountants and acceptable to the Executive, such withholding relates to payments which result in the imposition of an excise tax pursuant to Section 4999 of the Code.

        13.   Legal Fees and Expenses. It is the intent of the Company that the Executive not be required to incur the expenses associated with the enforcement of his rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive in this Agreement. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under the Agreement or in the event that the Company or any other person takes any action to declare the Agreement void or unenforceable, or institutes any litigation designed to deny, or to recover from, the Executive the benefits intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of his choice, at the expense of the Company as hereafter provided, to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. The Company shall pay and be solely responsible for any and all reasonable attorneys' and related fees and expenses incurred by the Executive as a result of the Company's failure to perform this Agreement or any provision thereof or as a result of the Company or any person contesting the validity or enforceability of this Agreement or any provision thereof, up to $100,000 in the aggregate.

        14.   Rights and Remedies Cumulative. No right or remedy conferred upon or reserved to the Executive is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy under this Agreement, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

        IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

ADVANCED NEUROMODULATION SYSTEMS, INC.:
By:	/s/ CHRISTOPHER G. CHAVEZ
Its:	Chief Executive Officer
STUART B. JOHNSON
By:	/s/ STUART B. JOHNSON Stuart B. Johnson

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SPECIAL TERMINATION AGREEMENT